Filed pursuant to Rule 424(b)(3)

SEC File No. 333-282862

PROSPECTUS SUPPLEMENT NO. 6

(To Prospectus dated May 14, 2025)

PHOENIX ENERGY ONE, LLC

This prospectus supplement updates, amends and supplements the prospectus dated May 14, 2025 (the “Prospectus”), which forms a part of our Registration Statement on Form S-1 (Registration No. 333-282862). Capitalized terms used in this prospectus supplement and not otherwise defined herein have the meanings specified in the Prospectus.

This prospectus supplement is being filed to update, amend, and supplement the information included in the Prospectus with the information contained in our Current Report on Form 8-K filed with the SEC on August 29, 2025, which is set forth below.

This prospectus supplement is not complete without the Prospectus. This prospectus supplement should be read in conjunction with the Prospectus, which is to be delivered with this prospectus supplement, and is qualified by reference thereto, except to the extent that the information in this prospectus supplement updates or supersedes the information contained in the Prospectus. Please keep this prospectus supplement with your Prospectus for future reference.

Investing in the Notes involves risks. See “Risk Factors” beginning on page 19 of the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is August 29, 2025.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 29, 2025

Phoenix Energy One, LLC.

(Exact name of registrant as specified in its charter)

Delaware	333-282862	83-4526672
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

18575 Jamboree Road, Suite 830
Irvine, CA		92612
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (949) 416-5037

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
N/A	N/A.	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01	Other Events.

On August 29, 2025, Phoenix Energy One, LLC (the “Company”) issued a press release announcing the commencement of its offering of up to 3,750,000 Series A Cumulative Redeemable Preferred Shares representing membership interests in the Company at a purchase price of $20.00 per share in an offering pursuant to Regulation A promulgated under the U.S. Securities Act of 1933, as amended.

A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Exhibit Description

99.1	Press Release, dated August 29, 2025

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: August 29, 2025

PHOENIX ENERGY ONE, LLC

By:	/s/ Curtis Allen
Curtis Allen
Chief Financial Officer

Exhibit 99.1

Phoenix Energy Launches Initial Public Offering of Preferred Shares with Plans to List on NYSE American

Irvine, CA – August 29, 2025 – Phoenix Energy One, LLC (“Phoenix Energy” or the “Company”), today announced the launch of its initial public offering of its 10.00% Series A Cumulative Redeemable Preferred Shares (the “Preferred Shares” and such offering, the “Offering”) pursuant to Regulation A+ of the Securities Act of 1933, as amended, inviting investors across the United States to become shareholders in the Company’s rapidly evolving oil and gas operations that support America’s energy independence in the 21st century.

The Company is seeking to raise up to $75 million through the sale of Preferred Shares with Digital Offering, LLC acting as the lead selling agent for the Offering. The Company has applied to list the Preferred Shares on the NYSE American LLC (“NYSE American”) under the symbol “PHXE.P.” If the Preferred Shares are not approved for listing on NYSE American, the Offering will not be completed.

The Company has filed an offering statement on Form 1-A (the “Offering Statement”) with the U.S. Securities and Exchange Commission (the “SEC”) to offer up to 3,750,000 Preferred Shares, which was qualified by the SEC on August 27, 2025. The Offering will be made only by means of a final offering circular (the “Offering Circular”) related to the Offering. Copies of the Offering Statement and the Offering Circular may be obtained for free by visiting EDGAR on the SEC’s website at www.sec.gov. Alternatively, copies may be obtained from the Company’s website at https://phxenergy.co/preferred-offering-circular.

Phoenix Energy Preferred Share Initial Public Offering Details:

•	Offering Size: Up to $75 million

•	Price: $20 per Preferred Share

•	Liquidation Preference: $25 per Preferred Share

•	Minimum Investment: $1000 (or 50 Preferred Shares)

•	Distributions: Cumulative distribution payments, payable in arrears quarterly in cash (if, as, and when declared by the Company’s board of directors)

•	Annual Yield based on the $25.00 liquidation preference per Preferred Share:

•	10.0% in the first three years (equivalent to $2.50 per annum per Preferred Share).

•	10.5% in the fourth year (equivalent to $2.625 per annum per Preferred Share).

•	11.0% in the fifth year and beyond (equivalent to $2.75 per annum per Preferred Share).

How to Invest:

•	All investors interested in purchasing the Preferred Shares in the Offering should visit phoenixenergy.com/ipo and hit the “Invest” button.

•

An investor does not need to be an “accredited investor” (as defined in the SEC’s rules) to participate in the Offering, and any individual over 18 years of age is able to participate in the Offering. However, if you are a natural person that is not an accredited investor, no sale may be made to you in this Offering if the aggregate purchase price you pay is more than 10% of the greater of your annual income or net worth. See “Plan of Distribution in the Offering Circular for more information.

•

Before investing, please review the Offering Circular and Offering Statement on the SEC’s website at www.sec.gov or on the Company’s website at https://phxenergy.co/preferred-offering-circular, including the risk factors related to the Company and the Offering described therein in the section entitled “Risk Factors” and elsewhere.

Although the Company intends to close the Offering as soon as possible, it will not close the Offering until the Preferred Shares are approved for listing on NYSE American. There can be no assurance that the Company’s application to list the Preferred Shares on NYSE American will be approved and that the Offering will be consummated, or that an active trading market for the Preferred Shares will develop or be maintained.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities, and shall not constitute an offer, solicitation, or sale in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of that state or jurisdiction. Any offers, solicitations or offers to buy, or any sales of securities will be made in accordance with the registration requirements of Regulation A promulgated under the Securities Act

About Phoenix Energy:

Phoenix Energy One, LLC, doing business as Phoenix Energy, is an energy company formed in 2019. The Company is focused on oil and gas exploration and production across key U.S. basins, with a primary footprint in the Williston Basin of North Dakota and Montana. Phoenix Energy operates under a differentiated three-pronged strategy of direct drilling, royalty acquisition, and non-operated working interests.

Phoenix Energy is headquartered in Irvine, CA, with offices in Denver, CO, Dallas, TX, Fort Lauderdale, FL, Casper, WY, and Dickinson, ND, with more than 165 employees across these six locations.

About Digital Offering:

Digital Offering, LLC, doing business as Digital Offering, is a leader in crowd-financed public offerings and an investment bank with a focus on technology and innovation, utilizing the Jumpstart Our Business Startups Act, also known as the JOBS Act.

Forward Looking Statements:

This press release contains forward-looking statements, which are statements regarding all matters that are not historical facts and include statements regarding Phoenix Energy’s current views, hopes, intentions, beliefs, or expectations concerning, among other things, the consummation of the Offering, the listing of the Preferred Shares and the NYSE American, annual yields on the Preferred Shares and the Company’s its results of operations, financial condition, liquidity, prospects, growth, strategies, and position in the markets and the industries in which its operates. These forward-looking statements are generally identifiable by forward looking terminology such as “expect,” “believe,” “anticipate,” “outlook,” “could,” “target,” “project,” “intend,” “plan,” “seek,” “estimate,” “should,” “will,” “approximately,” “predict,” “potential,” “may,” and “assume,” as well as variations of such words and similar expressions referring to the future.

Forward-looking statements are based on Phoenix Energy’s beliefs, assumptions, and expectations, taking into account currently known market conditions and other factors. Phoenix Energy’s ability to predict results or the actual effect of future events, actions, plans, or strategies is inherently uncertain and involves certain risks and uncertainties, many of which are beyond its control. Phoenix Energy’s actual results and performance could differ materially from those set forth or anticipated in its forward-looking statements. Factors that could cause Phoenix Energy’s actual results to differ materially from the expectations described in the forward-looking statements include, but are not limited to, the factors described in the Offering Circular entitled “Risk Factors.” When considering forward-looking statements, you should keep in mind the risk factors and other cautionary statements included in this press release, the Offering Circular and Phoenix Energy’s other filings with the SEC. You are cautioned that the forward-looking statements included in this press release are not guarantees of future performance, and there can be no assurance that such statements will be realized or that the forward-looking events and circumstances will occur. Any forward-looking statement made by Phoenix Energy in this press release speaks only as of the date of this press release, and Phoenix Energy undertakes no obligation to publicly update any forward-looking statement except as may be required by law.